EXHIBIT 99.1

VERSO ACHIEVES EARLY COMPLIANCE WITH
NYSE CONTINUTED LISTING STANDARD

Verso No Longer Faces Delisting from NYSE
MEMPHIS, Tenn. (June 17, 2014) - Verso Paper Corp. (NYSE:VRS) announced today that the New York Stock Exchange has notified Verso that we have achieved early compliance with the NYSE’s market capitalization continued listing standard. The NYSE requires, among other things, that Verso maintain an average market capitalization over a consecutive 30 trading-day period of at least $50 million. As of the close of trading yesterday, Verso’s average market capitalization over the prior 30 consecutive trading days was approximately $133 million. The NYSE stated in the notice that its decision was based on Verso’s consistent positive performance with respect to the business plan that we submitted to the NYSE in January 2014 and our achievement of compliance with the NYSE’s minimum market capitalization requirement over the past two quarterly review periods. The NYSE originally had permitted Verso until February 2015 in which to regain compliance with the market capitalization continued listing standard. As a result of this development, Verso is no longer facing delisting from the NYSE.
About Verso Paper Corp.
Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products.  Verso is headquartered in Memphis, Tennessee, and owns three paper mills located in Maine and Michigan.  Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company's website at www.versopaper.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Contact
Verso Paper Corp.
Robert P. Mundy
Senior Vice President and Chief Financial Officer

901-369-4128
robert.mundy@versopaper.com
www.versopaper.com